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Securities Purchased in Underwritings Involving
Transactions with Donaldson. Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD JUNE 1, 1999 THROUGH DECEMBER 31, 1999

ALLIANCE HEALTH CARE FUND

							                                                       	% of
					                                     Shares    Total    Offering
                            				   Price  Purchased  Shares   Purchased                 Shares
            Date         Shares    per    by Fund   Offered    by        Purchased     Held
Security*   Purchased  Purchased  Share   Group      (000)    Group (1)    From        12/31/99

Tilarik                                                                     Lehman
 Inc.       12/9/99    4,500       14.0   50,200     6,950    0.72%      Brothers Inc.   0

Medicalogic
Inc         12/10/99   700         17.0   8,000       5,300   0.15%      BancBoston      0
                                                                          Robertson
                                                                           Stephens



* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

** Indicates the purchases of an Eligible Rule 144A Security.

   1)  Purchases by all Alliance Funds, including the Fund, may not exceed:

      a) if purchased in an offering other than Eligible Rule 144A Offering, 25% of the principal amount of the offering of such a class:or

      b) if purchased in an Eligible Rule 144A Offering, 25% of the total of
         (I) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.

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